Exhibit 21.1

Subsidiaries of the Bancorp

Name	Jurisdiction of Organization
Peoples Bank	Indiana
NWIN, LLC	Nevada
NWIN, Holdings	Nevada
NWIN, Investments, Inc.	Nevada
NWIN Funding	Maryland
Peoples Service Corporation	Indiana
Columbia Development, LLC	Indiana
NWIN Risk Management, Inc.	Nevada